Exhibit 10.34

AMENDMENT NO. 1

This AMENDMENT NO. 1, dated as of January 1, 2013 (the “Effective Date”), is made by and between Keyser Investment Group, Inc. (“Landlord”) and Sinclair Communications LLC (“Tenant”) and amends the following Leases by and between Landlord and Tenant, both dated February 8, 2010: (i) the Lease for the original building consisting of 37,190 square feet and ending on August 31, 2011 and (ii) the Lease for the additional space consisting of 13,360 feet and ending on January 21, 2011  (collectively referred to herein as “the Leases”).

WHEREAS, Landlord and Tenant (“the parties”) entered into the Leases which collectively cover the entire building and surrounding land located at 2000-2008 West 41st Street, City of Baltimore, State of Maryland 21211 and referred to herein and in the Leases as the “Demised Premises” or “Premises”;

WHEREAS, the Leases have expired but Landlord and Tenant have continued to operate under the terms and conditions of the Leases;

WHEREAS, the parties wish to extend the term of the Leases with certain modifications;

WHEREAS, the parties acknowledge and agree that Landlord and Tenant are both in full compliance with the terms of, and obligations under, the Leases;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.  LEASE TERM. A new term for the Leases shall commence as of January 1, 2013 and will continue until December 31, 2023 and thereafter unless extended or sooner terminated as provided herein; provided that Tenant shall have the right to extend the term of the Leases for four (4) successive, additional five (5) year renewal periods ending December 31, 2043, by providing written notice thereof to Landlord ninety (90) days prior to the end of the initial term or any renewal period.  This extension and renewal shall be under the same terms and conditions as the Leases, including the terms of Section 30 of the Leases (Cost of Living Adjustment in Rent) unless otherwise mutually agreed in writing by the parties.  Notwithstanding anything contained in the Leases to the contrary, from the Effective Date hereof, the Leases shall have the same dates for commencement, termination and renewal.

2.  RENT.  As of the Effective Date, the annual rent for the Demised Premises under the Leases shall be $18.50 per square foot with a total 50,550 square feet.  The total annual rent of Nine Hundred Thirty-Five Thousand One

Hundred and Seventy-Five Dollars ($935,175.00) shall be payable in equal and successive monthly payments of Seventy-Seven Thousand Nine Hundred and Thirty-One Dollars and Twenty-Five Cents ($77,931.25).

3.  The Leases are modified by adding the following —

(a) Parking - Throughout the term of the Lease, Tenant shall have free and unrestricted access to, and the right to use at all times, all parking at the Premises.  This right shall be without any cost or expense to Tenant.

(b) Snow Removal — Tenant shall be responsible, and pay, for all snow removal from the Premises required for its operations.

(c) Air Conditioning — Tenant’s obligations under Section 8 of the Leases shall include the air conditioning system.

4.  Section 30 of the Leases shall be revised to read as follows:

“The parties hereto further mutually agree that a record shall be made at the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers (CPI-U), All Items, for Washington-Baltimore (the “Index”) for the month of January 2013 (the “Base Month”), which record shall serve as a base or beginning point of computing whether there shall be any additional rent paid by the Tenant to the Landlord during the term hereof.  If the Index for the month of January 2014 shows an increase in the Index, the Tenant shall pay the Landlord additional rent during the following lease year period of said Lease in an amount equivalent to the percentage of increase in the Cost of Living Index.  For example, if, for the month of January 2014, it is determined that the cost in the Index increased eleven (11%) over the Index for the month of January 2013, the Tenant shall pay to the Landlord (or owe for January and pay in arrears) as additional rental for the next year of this Lease beginning on the 1st day of January 2014 through December 31, 2014 eleven percent (11%) more than the fixed annual rental provided for herein.  The rent shall continue to increase annually thereafter during each and every year hereof for the initial or any renewal term based upon the annual increase in the Cost of Living Index calculated in the same manner as hereinabove.  In no event shall any annual increase in rent ever by less than five percent (5%) over the prior year.”

5.  RIGHT OF FIRST REFUSAL.  Provided the Leases are in full force and effect and have not otherwise expired or been terminated in accordance with their terms, and further provided that Tenant is not then in default beyond any applicable notice and cure period provided for under the Leases, Tenant shall have a right of first refusal to purchase the Premises under the following conditions.  Notwithstanding anything contained in this Lease to the contrary, Landlord shall give Tenant ninety (90) days written notice prior to signing any agreement or contract for the sale, transfer or assignment of the whole or any part of the Demised Premises.  Such notice shall include the financial details of any offer for such sale, transfer or assignment.  Tenant shall have the right to purchase all or any part of the Demised Premises for which Landlord is contemplating a transfer, sale or assignment at the same price and under the same terms (or better) than that included in Landlord’s outstanding offer.  Tenant shall notify Landlord of its intent to exercise (or not exercise) such right of refusal within thirty (30) days of receipt of Landlord’s notice as provided above.  Landlord shall have no right to consummate any transaction for the transfer, sale or assignment of all or any part of the Demised Premises without allowing Tenant the right of first refusal described above.

6. TERMINATION OF PARKING LOT LEASE.  As a result of the execution of this Amendment, the parties agree that the Lease, dated June 6, 1991, by and between Keyser Investment Group, Inc. and Chesapeake Television, Inc. (a predecessor in interest of Sinclair Communications, Inc.) is hereby terminated as of the Effective Date and the provisions of the Leases as hereby amended supersede the terms of the foregoing.

7.  Except as expressly provided herein, the Leases shall not be amended or modified by this Amendment No. 1 except as specifically provided herein and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

KEYSER INVESTMENT GROUP, INC.

BY:
J. Duncan Smith, Secretary

SINCLAIR COMMUNICATIONS LLC

BY:
David R. Bochenek, Authorized Signatory